Filed pursuant to Rule 433(d)
Registration Statement No. 333-131369

AB SVENSK EXPORTKREDIT
(Swedish Export Credit Corporation)

Enhanced Outperformance Notes Due September 2008
(Linked to the S&P 500® Index and the Russell 2000®Index)
Final Term Sheet

Principal Amount:	$1,000,000

Pricing Date:	June 19, 2007

Issue Date:	June 22, 2007

Maturity Date:	September 11, 2008, unless such day is not a Business Day, in which case the Maturity Date shall be the next following Business Day (subject to the effect of Market Disruption Events)

Determination Date:	September 2, 2008, subject to the effect of Market Disruption Events

Initial Issue Price:	100.41% of Principal Amount

Underwriting commission:	0.25% of Principal Amount

Proceeds to Issuer:	100.16% of Principal Amount

Redemption Amount at Maturity:	On the Maturity Date, we will pay in respect of each note an amount in cash expressed as a percentage of Principal Amount as follows:

If the Long Index Performance is greater than or equal to the Short Index Performance, 100% plus the lesser of:

(a) the Maximum Return, and

(b) the Outperformance multiplied by the Enhancement Multiplier

If the Long Index Performance is less than the Short Index Performance,100% minus the lesser of:

(a) the Underperformance, and

(b) 100%

Enhancement Multiplier:	3

Initial Long Index Level:	1491.56

Initial Short Index Level:	824.40

Outperformance Cap:	7.8%

Maximum Return:	23.4%

CUSIP:	002546661

The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering.  Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and the offering.  You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov.  Alternatively, you may obtain a copy of the prospectus from Goldman, Sachs & Co. by calling 1-866-471-2526.